From: Serge Gouin quebecor.com mailto:Serge Gouin quebecor.com
Sent: Monday, December 31, 2007 7:09 PM
To: Matt Kane
Subject: RE FW: Cott Corporation Purchase of Shares Pursuant to Share Plan for Non-Employee Directors

Thanks for looking after these filings for which, of course, you have my permission to act.

Once again, many thanks and very best wishes for 2008.

"Matt Kane" <MKane@cott.com>
2007-12-31 15:35
A	"Serge Gouin" <serge.gouin@quebecor.com>
Objet	FW: Cott Corporation Purchase of Shares Pursuant to Share Plan for
Non-Employee Directors

Dear Serge:

To compensate you for your director s fees for the fourth quarter of 2007, Cott is purchasing shares to be held in your name pursuant to the Company s Share Plan for Non-Employee Directors.

As you probably know, you are required to file a report of this transaction to US and Canadian regulatory authorities.

Please confirm by return e-mail your grant of permission to Matthew A. Kane, Jr. or his designee to prepare and submit the requisite filings for this transaction on your behalf, as required by applicable securities laws.

Thank you for your attention to this matter.  Sorry for any inconvenience.

Matthew A. Kane, Jr.-Cott Corporation
Vice-President, General Counsel & Secretary
5519 W. Idlewild Avenue
Tampa, FL 33634
O. (813) 313-1724
C. (813) 503-8023
F. (813) 881-1923
mkane@cott.com